FRESH PROMISE FOODS, INC.

UNANIMOUS WRITTEN CONSENT OF THE DIRECTORS TO
TAKE ACTION WITHOUT A MEETING

February 11, 2021

The undersigned, comprising the Directors of **Fresh Promise Foods, Inc.**, a Nevada corporation (the "Company"), acting Pursuant to Section 78.315 of the Nevada Revised Statutes and the Company's Bylaws, do hereby waive all notice of the time, place and purpose of a special meeting and hereby consent and agree to the adoption of the following resolutions, with the same force and effect as if made at a duly convened and held meeting of the Directors of the Company.

The following resolutions were adopted with respect to the Company's planned Reverse Stock Split.

WHEREAS, on November 12th, 2020, the Company announced it would implement a 200-for-1 reverse stock split. That reverse stock split would reduce the number of shares of Common Stock outstanding from 10,039,186,066 shares to approximately 50,195,930 shares, subject to adjustment for rounding up fractional shares.

WHEREAS, as of February 11th, 2021, the Board of Directors believes it is in the Company's best interest to adjust the reverse stock split from a 200-for-1 reverse split to a 100-for-1 reverse split. This adjusted reverse stock split would reduce the number of shares of Common Stock outstanding from approximately 10,039,186,066 shares to approximately 100,391,860 shares, subject to adjustment for rounding up fractional shares.

NOW THEREFORE, BE IT RESOLVED, that the Company approves the adjustment to the reverse stock split from a 200-for-1 reverse split to a 100-for-1 reverse split.

RESOLVED, that the officers and directors of the Company are hereby authorized, empowered and directed to execute and deliver any documents or filings, in the form required by the Bylaws and applicable law, and to take all steps and perform all such acts and things as may appear in such officer's discretion to be necessary or advisable in order to fully carry out the intent and effectuate the purpose of the foregoing resolutions.

FURTHER RESOLVED, that all acts and deeds done by any officer or director of the Company intended to carry out the intent of the foregoing resolutions are hereby ratified and approved.

This Action by Unanimous Written Consent may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument and shall be filed with the minutes of the proceedings of the Board of Directors. This Action by Unanimous Written Consent shall be effective as of the date first set forth above. Facsimile and electronic signatures shall be deemed to have the same effect as originals.

Joe E. Poe, Jr.

Ryan Dolder

Jason Costley